Exhibit 10.43 H

SEVENTH AMENDMENT TO THE PIONEER NATURAL RESOURCES USA, INC.
401(k) AND MATCHING PLAN
(Amended and Restated Effective as of January 1, 2020)

THIS SEVENTH AMENDMENT is made and entered into by Pioneer Natural Resources USA, Inc. (the “Company”):
WITNESSETH:

WHEREAS, the Company maintains the Pioneer Natural Resources USA, Inc. 401(k) and Matching Plan (the “Plan”);

WHEREAS, pursuant to Section 8.3 of the Plan, the Benefit Plan Design Committee (the “Committee”) of the Company maintains the authority to amend the Plan at any time; and

WHEREAS, effective November 3, 2021 (the “Effective Date”), the Committee desires to amend the Plan to provide for full and immediate vesting in any employer-derived benefits accrued under the Plan for certain employees who are involuntarily terminated in connection with the sale of the assets in the Delaware Basin.

NOW THEREFORE, the Plan is hereby amended as of the Effective Date as follows:
1. Section 5.3(z) is hereby added to the Plan as follows:

(z) Any provision of this Plan to the contrary notwithstanding, the amounts credited to the Employer Account of a Participant who is specifically designated by the Vice President, Human Resources of the Company as being involuntarily terminated in connection with the sale of the assets in the Delaware Basin announced by the Company on November 3, 2021 shall become fully vested and nonforfeitable on the date of such involuntary termination.

NOW, THEREFORE, be it further provided that except as provided above, the Plan shall continue to read in its current state.

IN WITNESS WHEREOF, the Company has executed this Seventh Amendment this 2nd day of December 2021 to be effective as specified above.

PIONEER NATURAL RESOURCES USA, INC.

By: /s/ Tyson L. Taylor
Name: Tyson Taylor
Title: Vice President, Human Resources